UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

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BLACKROCK CAPITAL ALLOCATION TERM TRUST

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Your Vote Matters https://thecapitolforum BlackRock .com/globe Capital—ife-agency Allocation -salespeople-are-likely Term—isclassified/ Trust (NYSE: BCAT) Defend YOUR Fund, Save YOUR Income Your vote has never mattered more. At BCAT’s upcoming annual meeting on June 26, activist hedge fund Saba Capital Management (“Saba”) is threatening your dependable, income-paying investment by attempting to install its own hand-picked board nominees and fire BlackRock, the largest closed-end fund manager, as manager of the Fund. If Saba prevails, your Fund—and the consistent monthly income you rely on—will be at risk. BlackRock is fighting for YOU. Vote today ONLY on the WHITE proxy card: “FOR” the BlackRock Board nominees “AGAINST” Saba’s proposal to terminate the investment management agreement with BlackRock ! IMPORTANT: DO NOT RETURN ANY GOLD CARD YOU RECEIVE FROM SABA BCAT outperformed its peer group in 2023, delivering total returns of nearly 3x its peers1 YOUR Board and management 19.3% VS. 6.5% team put YOU first: BCAT Total Shareholder Peer Median Total Return in 2023 Shareholder Return in 2023 Over $13 million in value added since inception through share buybacks2 Total Shareholder Return1 22.5% distribution Peer median BCAT increase since inception, while peers decreased1 Discount management 6.5% program 1 year 19.3% Liquidity at net asset value Award-winning portfolio manager Rick Rieder3 Saba overpromises and underperforms. The risks in supporting Saba include: WIDER DISCOUNTS HIGHER FEES RISKY STRATEGIES The funds Saba has Saba raised costs, including Saba forces their funds’ commandeered now trade at hidden management fees from investments into risky, speculative wider discounts to net asset underlying funds, at both closed- strategies like SPACs, crypto and value since Saba took over end funds Saba took over hedge funds 1. Bloomberg as of 4/30/2024; Inception as of 9/28/2021; Peer set includes BCAT, GLV, GLO, BXSY, FT, RCG, RIV, OPP and SPE; PDX included in the peer set starting 1/1/2024; Total shareholder return on price (assumes dividends are reinvested) 2. BlackRock data as of 2/29/2024 3. Named Morningstar’s Outstanding Portfolio Manager of the Year in 2023

We ask that all shareholders vote on the enclosed WHITE proxy card today to preserve YOUR Fund: Using ONLY the WHITE proxy card, your qualified Board unanimously recommends voting “FOR” the Board’s Nominees, who have created value for all shareholders. Using ONLY the WHITE proxy card, your Board unanimously recommends voting “AGAINST” Saba’s proposal to terminate the investment management agreement with BlackRock. DO NOT RETURN ANY GOLD CARD SENT TO YOU BY SABA, AS YOUR BLACKROCK VOTE WILL BE VOIDED How do I vote? Vote online Vote by phone Vote by mail Using the website provided By calling the toll-free By completing and on your enclosed WHITE number on your enclosed returning your enclosed proxy card and following WHITE proxy card and WHITE proxy card in the the simple instructions following the simple postage paid envelope instructions provided If you have already sent back the proxy card received from Saba, you can still change your vote by promptly voting on the WHITE proxy card, which will replace the proxy card you previously completed. If you have any questions about the proposals to be voted, please feel free to contact Georgeson LLC, toll free at 1-866-529-8146. Please do NOT send back any gold proxy card you may receive from Saba Important information about the Fund This material is not an advertisement and is intended for existing shareholder use only. This document and the information contained herein relates solely to BlackRock Capital Allocation Term Trust (BCAT). The information contained herein does not relate to, and is not relevant to, any other fund or product sponsored or distributed by BlackRock or any of its affiliates. This document is not an offer to sell any securities and is not a solicitation of an offer to buy any securities. Common shares for the closed-end fund identified above are only available for purchase and sale at current market price on a stock exchange. A closed-end fund’s dividend yield, market price and NAV will fluctuate with market conditions. The information for this Fund is provided for informational purposes only and does not constitute a solicitation of an offer to buy or sell Fund shares. Performance results reflect past performance and are no guarantee of future results. Current performance may be lower or higher than the performance data quoted. All returns assume reinvestment of all dividends. The market value and net asset value (NAV) of a fund’s shares will fluctuate with market conditions. Closed-end funds may trade at a premium to NAV but often trade at a discount. © 2024 BlackRock, Inc. or its affiliates. All Rights Reserved. BLACKROCK is a trademark of BlackRock, Inc., or its affiliates. All other trademarks are those of their respective owners. May 2024 | BlackRock Capital Allocation Term Trust (BCAT) Not FDIC Insured • May Lose Value • No Bank Guarantee BCAT_2024_FL3